HAWK CORPORATION                                                   EXHIBIT 12.1
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



    (Dollars in thousands)                             THREE MONTHS ENDED
                                                            MARCH 31,
                                                  -----------------------------
                                                          2002           2001
                                                          ----           ----

    Pre-tax (loss) income from continuing operations    $ (1,212)       $ 1,586

Fixed Charges:
    Interest expense                                       2,298          2,443
    Amortization of deferred financing costs                 153            153
    Interest relating to rental expense                      83             101
                                                        --------        -------
Total fixed charges                                        2,534          2,697

Earnings available for fixed charges                     $ 1,322        $ 4,283

Ratio of earnings to fixed charges                            --           1.59




    (Dollars in thousands)
                                                                                      YEAR ENDED DECEMBER 31,
                                                            -----------------------------------------------------------------------
                                                                2001          2000            1999            1998             1997
                                                                ----          ----            ----            ----             ----

    Pre-tax (loss) income from continuing operations          $ (6,194)     $ 10,130        $ 9,991        $ 21,903           6,553

Fixed Charges:
    Interest expense                                             9,469         9,016          9,409          11,883          15,307
    Amortization of deferred financing costs                       612           612            612             731             956
    Interest relating to rental expense                            377           444            309              77              66
                                                               --------      --------      --------        --------        --------
Total fixed charges                                             10,458        10,072         10,330          12,691          16,329

Earnings available for fixed charges                           $ 4,264      $ 20,202       $ 20,321        $ 34,594        $ 22,882

Ratio of earnings to fixed charges                                  --          2.01           1.97            2.73            1.40



For the three month period ended March 31, 2002 and the year ended December 31, 2001, our earnings were insufficient to cover fixed charges.
The additional earnings required to cover fixed charges would have been $1,212 for the three month period ended March 31, 2002, and $6,194 for the year ended December 31, 2001.